PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated April 3, 2015)	Registration No. 333-166556

JONES SODA CO.

3,057,500 Shares of Common Stock underlying Warrants

This prospectus supplement amends and supplements the prospectus dated April 3,  2015,  as previously supplemented (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 5 to Registration Statement to Form S-3 on Form S-1 (Registration Statement No. 333-166556) that was declared effective on April 3, 2015.  The Prospectus relates to the sale and issuance of up to 3,057,500 shares of common stock of Jones Soda Co. to holders of outstanding warrants, upon exercise of such warrants.

On August 6,  2015, we filed with the Securities and Exchange Commission a current report on Form 8-K. This Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in the current report on Form 8-K. Accordingly, we have attached the Form 8-K to this Supplement.

You should read this Supplement in conjunction with the Prospectus, which is to be delivered with this Supplement. If there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3 of the Prospectus for a discussion for the risks associated with our business.  Also see “Cautionary Notice Regarding Forward-Looking Statements” in our annual report on Form 10-K and our latest quarterly report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus or this Supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 6, 2015.